Exhibit 3.17

CERTIFICATE OF FORMATION

OF

N.G.C. GEAR, L.L.C.

1.                                      NAME

The name of the limited liability company is N.G.C. Gear, L.L.C. (the “LLC”).

2.                                      REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle.  The name of the LLC’s registered agent at such address is The Corporation Service Company.

3.                                      AUTHORIZED PERSON

The name and address of the authorized person is David R. Dunn, Hogan & Hartson L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202.  The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of N.G.C., L.L.C. this 23rd day of June, 1997.

By:	/s/ David R. Dunn
David R. Dunn

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/23/1997
971207543 - 2765519

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/01/1997
971219793 - 2765519

CERTIFICATE OF MERGER

OF

NUTTALL GEAR CORPORATION

a Delaware Corporation

INTO

N.G.C. GEAR, L.L.C.

The undersigned corporation DOES HEREBY CERTIFY:

FIRST:                                   That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION

N.G.C. Gear, L.L.C.	Delaware
Nuttall Gear Corporation	Delaware

SECOND:                    That an agreement and plan of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 18-209 & 264 of the General Corporation Law of the State of Delaware.

THIRD:                               That the name of the surviving corporation of the merger is N.G.C. Gear, L.L.C.

FOURTH:                   That the name of N.G.C. Gear, L.L.C., the surviving corporation, is hereby changed to “Nuttall Gear L.L.C.”

FIFTH:                                  That the merger has been duly authorized by the sole stockholder of Nuttall Gear Corporation and the sole member of N.G.C. Gear, L.L.C.

SIXTH:                                That the effective date shall be the date on which this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

SEVENTH:              That the Certificate of Formation of N.G.C. Gear, L.L.C., shall be the certificate of incorporation of the surviving corporation.

EIGHTH:                        That the executed agreement of merger is on file at the principal place of business of the surviving corporation.  The address of said principal place of business is 2221 Niagara Falls Boulevard, P.O. Box 1032, Niagara Falls, N.Y. 14302.

NINTH:                              That a copy of the agreement of merger will be furnished on request and without cost to any stockholder and / or member of any corporation which is a party to this transaction.

IN WITNESS WHEREOF, N.G.C. Gear, L.L.C. has caused its corporate seal to be affixed and this certificate to be signed by Philip W. Knisely, its President, and John A. Young, its Secretary, this 1st day of July, 1997.

N.G.C. GEAR, L.L.C.,

		By:	/s/ Philip W. Knisely
Philip W. Knisely, President
By:	/s/ John A. Young
John A. Young
Secretary